NEWS from:
STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029 www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

Stewart Reports Earnings for First Quarter 2007

HOUSTON, April 26 /PRNewswire-FirstCall/ -- Stewart Information Services Corporation (NYSE: STC) today reported the results of its operations for the quarter ended March 31, 2007. (Dollar amounts in the table below are in millions, except for per share figures.)

	First Quarter
	2007		2006
Total revenues	$531.7		$539.4
Pretax (loss) earnings before
minority interests	(4.6	) (a)	8.3
Net (loss) earnings	(4.8	) (a)	2.6
Net (loss) earnings per
diluted share	(0.26	) (a)	0.14

(a)
Includes a $3.2 million gain ($2.1 million after taxes, or $0.11 per diluted share) from the sale of two subsidiaries, GlobeXplorer® and AirPhotoUSA®, in the first quarter of 2007. Also includes a charge to earnings of $5.1 million ($3.3 million after taxes, or $0.18 per diluted share) for title loss provisions relating to four large title losses.

Financial Highlights

• Revenues decreased approximately 1.4 percent to $531.7 million in the first quarter of 2007 compared with $539.4 million for the first quarter of 2006. The Company reported a loss before taxes (and before minority interests) of $4.6 million for the first quarter of 2007 compared with earnings of $8.3 million for the same period of 2006. As described in the preceding footnote, the first quarter of 2007 includes a gain on the sale of two subsidiaries and a charge to earnings for large title losses.

• The revenue decline was due to decreasing home sales and prices, adverse weather conditions and reduced financing activity related in part to a weakening in the subprime lending market. Revenues were favorably impacted by commercial and international transactions. Acquisitions increased revenues by $4.3 million and pretax earnings by $0.3 million for the quarter.

• Excluding acquisitions, divestitures and startups, the Company has reduced its employee headcount since December 31, 2006 by approximately 470, or 4.7 percent. The Company has, however, increased the number of employees in its better-performing operations, including its commercial business. In addition, the current conversion and roll-out phases of the Company’s AIM+ technology will temporarily require above-normal staffing levels. The Company maintains staffing levels sufficient to continue to provide superior customer service and gain market share through a highly-trained, dedicated employee work force. The Company continues to incur significant costs related to its technology advancements.

• Stewart’s book value per share decreased to $43.81 at March 31, 2007 compared with $44.00 at December 31, 2006.

• Title orders declined in the first quarter of 2007 by 10.4 percent from the same period a year ago. Orders were 13.6 percent lower in March 2007 than in March 2006. The continued softening of the housing market was the primary reason for the decline in title orders.

“During the quarter, we continued the alignment of technology services with our Company strategy, including changing the leadership of our technology services group and incorporating responsibilities for PropertyInfo.com, Stewart’s real estate information portal, under the same leadership,” said Stewart Morris, Jr., co-chief executive officer. “The migration of ASP users to our new state-of-the-art data center is progressing well, which we expect will allow us to shut down multiple older data centers by the end of the third quarter.

“We are also looking forward to contributions from Murshid Khan, our new chief information officer, who joined Stewart this month,” said Stewart Morris, Jr. “His experience managing complex IT operations at Disney will be important in leading our IT efforts as we target efficiencies and increased service levels, all with the ultimate goal of enhancing the real estate transaction process.”

“While small in size, contracts signed this past quarter to install and service our LandFolio® system in the governmental land recording offices in Belize and Bermuda illustrate Stewart’s ability to provide industry-leading real estate transaction services globally,” said Malcolm S. Morris, co-chief executive officer.

“For the second year in a row, FORTUNE magazine named us one of ‘America’s Most Admired Companies’, maintaining fourth place on the mortgage services industry list,” said Malcolm S. Morris. “Our focus continues in growing the higher-profit commercial services and achieving substantial improvement in our international operations. In addition, our direct operations and acquisitions in recent years, which include operations servicing New York’s commercial customers, are producing excellent results.”

Stewart Information Services Corporation is a customer-oriented, technology-driven, strategically competitive, real estate information and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries through more than 9,500 policy-issuing offices and agencies in the United States and international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at http://www.stewart.com .

This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended
	March 31
	2007	2006
Revenues

Title insurance:
Direct operations	229,614	227,818
Agency operations	272,254	281,654

Real estate information	16,533	20,019
Investment income	9,051	8,537
Investment and other gains - net(1)	4,222	1,394
	531,674	539,422

Expenses

Amounts retained by agencies	222,390	226,876
Employee costs	176,793	179,102
Other operating expenses	93,643	89,804
Title losses and related claims	31,859	25,258
Depreciation and amortization	9,885	8,688
Interest	1,668	1,429
	536,238	531,157

(Loss) earnings before taxes and minority
interests	(4,564)	8,265
Income tax (benefit) expense	(2,621)	1,750
Minority interests	2,819	3,869

Net (loss) earnings	(4,762)	2,646

Average number of diluted shares (000)	18,329	18,304

(Loss) earnings per diluted share	(0.26)	0.14

Segment information:
Title revenues	515,141	519,403
Title pretax (loss) earnings before
minority interests	(8,056)	6,765

REI revenues	16,533	20,019
REI pretax earnings before minority
interests(1)	3,492	1,500

Selected financial information:
Cash used by operations	(15,116)	(14,015)
Title loss payments - net of recoveries	25,453	27,490
Changes in other comprehensive earnings -
net of taxes	833	(3,001)
Number of title orders opened (000):
January	55.9	60.3
February	53.3	59.5
March	63.6	73.4
Quarter	172.8	193.2

	Mar 31	Dec 31
	2007	2006

Stockholders' equity	799,781	802,262
Number of shares outstanding (000)	18,254	18,231
Book value per share	43.81	44.00

(1)	Includes a gain of $3.2 million in 2007 related to the sale of subsidiaries.

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	March 31	December 31
	2007	2006
Assets
Cash and cash equivalents	104,074	136,137
Short-term investments	147,419	161,711
Investments - statutory reserve funds	503,192	490,540
Investments - other	65,188	78,249
Receivables - premiums from agencies	49,150	58,023
Receivables - other	57,299	61,556
Less allowance for uncollectible amounts	(8,330)	(9,112)
Property and equipment	101,002	99,325
Title plants	74,119	70,324
Goodwill	202,348	204,302
Intangible assets	20,902	15,444
Other assets	104,177	91,708

	1,420,540	1,458,207

Liabilities
Notes payable	106,057	109,549
Accounts payable and accrued liabilities	94,726	130,589
Estimated title losses	390,802	384,396
Deferred income taxes	11,982	14,139
Minority interests	17,192	17,272
	620,759	655,945

Contingent liabilities and commitments

Stockholders' equity
Common and Class B Common Stock and
additional paid-in capital	149,487	148,517
Retained earnings	645,314	649,598
Accumulated other comprehensive earnings	8,894	8,061
Treasury stock	(3,914)	(3,914)

Total stockholders' equity	799,781	802,262

	1,420,540	1,458,207